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Aaron’s, Inc. Names Ronald W. Allen

President and Chief Executive Officer

ATLANTA, February 22, 2012 – Aaron’s, Inc. (NYSE: AAN), the nation’s leader in the sales and lease ownership and specialty retailing of residential furniture, consumer electronics, home appliances and accessories, today announced that the Board of Directors has elected interim CEO Ronald W. Allen as President and Chief Executive Officer of the Company.

Mr. Allen served as Chairman and Chief Executive Officer of Delta Air Lines from 1987 to 1997, and has been a member of the Aaron’s Board since 1997.

“The Board has worked closely with Ron as interim CEO and believes he has the experience, energy and business acumen to lead Aaron’s into the next era of continued growth and expansion,” said R. Charles Loudermilk, Sr., Chairman of the Board. “Ron has been an active and vital member of our Board of Directors for 15 years. We are quite pleased with his commitment to daily involvement at Aaron’s while offering his guidance and leadership as President and CEO.”

“As a result of the vision and leadership of Charlie and more recently Robin Loudermilk, Aaron’s has grown into the great Company it is today,” said Mr. Allen. “As I reflect on what has made Aaron’s such a great success, it’s clear that Aaron’s 57-year heritage of industry leadership, superior business model and execution, and our experienced and motivated management team and associates are the Company’s greatest assets. I’m pleased to work alongside all of our associates to help millions of customers choose Aaron’s as their specialty retailer of choice.”

ABOUT AARON’S, INC.:

Aaron's, Inc. (NYSE: AAN), the nation's leader in the sales and lease ownership and specialty retailing of residential furniture, consumer electronics, home appliances and accessories, has more than 1,945 Company-operated and franchised stores in 48 states and Canada. Founded in 1955 by entrepreneur R. Charles Loudermilk, Sr. and headquartered in Atlanta, Aaron's has been publicly traded since 1982. For more information, visit www.aaronsinc.com.

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